Exhibit 99.1
Press Release Dated November 5, 2012
Two Rivers Completes Second Phase Acquisition of Dionisio Farms and Produce

DENVER – November 5, 2012 – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) announced today that it has completed the second and final phase of purchase of the assets of Dionisio Produce & Farms, LLC.
The Company simultaneously entered into a long-term employment agreement with Russ Dionisio making him the President and Chief Operating Officer of Dionisio Farms & Produce, Inc., a wholly owned subsidiary of Two Rivers.  As President and COO, Russ Dionisio, a third generation farmer, will manage all farm and produce operations for Two Rivers.

John McKowen, Founder and CEO of Two Rivers stated, “In June 2012, Two Rivers made a $600,000 equity investment in the first phase of the Dionisio acquisition, which planted 385 acres of cabbage, pumpkins, squash and parsnips.  The first phase generated over $900,000 in revenues in 2012 with greater than 30% gross profit margins in only a partial year of production.  Next year, we will plant 675 acres on the Dionisio farms.  Two Rivers is fortunate to be able to partner with Russ Dionisio and his family in developing a mutually beneficial and profitable farming relationship.”

McKowen further stated, “We’re not the first to recognize this, but it is quickly becoming our experience.  Irrigated farming, producing high yield, high value, vegetable row crops on irrigated farmland with senior reliable water rights is a great investment.  It is a great asset to own and a great asset to operate.  It perhaps is the best hedge against US Dollar inflation.  It’s not only an asset hedge, it’s also an income hedge.”

In 2013, Two Rivers expects to triple its acreage in vegetable row crops and achieve greater gross profit margins through increased economies of scale.  Ultimately, Two Rivers plans to put 30,000 acres into high value vegetable row crops along the Arkansas River in Colorado and build the associated vertical industries.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin and the Arkansas river basin in southern Colorado. At the present time, Two Rivers Water operates two core businesses, organic crop production and traditional cropping. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

###